December 22, 2008

To: FHLB Des Moines Members

Over the last three months the Federal Home Loan Bank (FHLB) System has experienced a substantial increase in its wholesale funding costs due to the unstable market conditions and Federal Government initiatives such as the Temporary Loan Guaranty Program that have provided explicit guarantees to private commercial debt and thereby eroded the funding advantages that Government Sponsored Entities like the FHLB System have historically enjoyed. If these spread changes continue for a significant duration, the FHLB Des Moines’ earnings would be severely compressed.

After careful consideration of this risk, the current stressed economic environment, and in recognition of its cooperative nature and its obligations to all members, the FHLB Des Moines has placed a moratorium on all excess stock purchases. While the Bank has always had the discretion to approve or deny excess stock repurchase requests and has regularly agreed to approve such requests, the moratorium will ensure that all members, large and small, receive fair and consistent treatment. Our decision also follows prior related actions taken by other FHLBs.

It is important to keep in mind that the Bank remains committed to its core mission of providing you with the liquidity you need. In addition, the Bank continues to be in healthy financial condition with strong capital and retained earnings and does not expect, based on the knowledge it has today, to record any material impairment charges on its assets, in particular its Mortgage Backed Securities (MBS) portfolio. The Bank has a very small private label MBS portfolio. The overwhelming majority of the Bank’s MBS holdings consists of Fannie Mae and Freddie Mac issues.

The Bank will continue to monitor market conditions carefully and lift this moratorium at the appropriate time. If you have any questions regarding the excess stock repurchase moratorium, please contact Chief Business Officer, Mike Wilson at (800) 544-3452 extension 1012, or me at extension 1001.

Richard Swanson
President and Chief Executive Officer